Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors and Stockholders
Petrosearch Energy Corporation
We consent to the inclusion in this report on Form 8-K/A of our report, dated March 24, 2009, with respect to our audit of the consolidated balance sheets of Petrosearch Energy Corporation as of December 31, 2008 and 2007, and related consolidated statements of operations and accumulated deficit, changes in stockholders’ equity, and cash flows for the years then ended, which is part of this report on Form 8-K/A.
/s/ Ham, Langston & Brezina, L.L.P.
Houston, Texas
October 16, 2009